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EXHIBIT 16.1

December 22, 2009

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for First Wind Holdings, LLC and, under the date of July 29, 2008, we reported on the consolidated financial statements of First Wind Holdings, LLC as of December 31, 2007 and for the years ended December 31, 2007 and 2006. On February 3, 2009, we were dismissed.

        We have read the information under the caption "Change of Independent Registered Public Accounting Firm" in Amendment No. 2 to the Registration Statement on Form S-1 dated December 22, 2009, of First Wind Holdings, Inc. (the Company) and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Company's Board of Directors or with the statement contained in the third paragraph therein that indicates that the Company did not consult with Ernst & Young LLP on any matter relating to accounting principles or the type of audit opinion that may be rendered on the Company's financial statements.

Very truly yours,

/s/ KPMG LLP

Boston, Massachusetts

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  EXHIBIT 16.1